Exhibit 16

January 5, 1998



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read the statements made by Regent Assisted Living, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of December 1997. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,

COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.